Exhibit 99.1

Report of independent auditors

Board of Directors and Shareholders

AE Holdings Corp.

We have audited the accompanying consolidated balance sheets of AE Holdings Corp. (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AE Holdings Corp. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

April 9, 2012

AE Holdings Corp.

Consolidated balance sheets

	December 31
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$1,546,719	$799,421
Accounts receivable, less allowances for doubtful accounts of $400,000 and $348,000 in 2011 and 2010, respectively	26,521,940	17,746,934
Accounts receivable—affiliate	2,419,317	—
Inventories	11,545,408	10,646,167
Prepaid expenses and other current assets	4,544,125	2,453,024
Total current assets	46,577,509	31,645,546
Property, equipment, and improvements, net	204,351,139	120,770,199
Goodwill	8,960,000	9,557,000
Intangible assets, net	4,477,173	2,130,125
Other noncurrent assets	6,419,644	5,316,050
Total assets	$270,785,465	$169,418,920
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$36,946,623	$30,736,008
Accounts payable—affiliate	943,433	296,192
Accrued expenses and other current liabilities	14,686,048	12,137,024
Current portion of long-term debt	22,800,000	10,425,000
Total current liabilities	75,376,104	53,594,224
Revolving line of credit—less current portion	89,174,935	27,970,000
Senior term debt—less current portion	56,250,000	19,003,572
Subordinated notes payable	—	28,554,001
Common stock warrants	—	1,785,300
Other long-term liabilities	12,192,204	12,974,819
Shareholders’ equity:
Common stock, without par value, 275,000 shares authorized, 190 shares issued and outstanding	9,500	9,500
Retained earnings	42,291,551	27,062,504
Accumulated other comprehensive loss	(4,508,829)	(1,535,000)
Total shareholders’ equity	37,792,222	25,537,004
Total liabilities and shareholders’ equity	$270,785,465	$169,418,920

See accompanying notes.

AE Holdings Corp.

Consolidated statements of income

	Year ended December 31
	2011	2010	2009
Sales	$1,761,231,915	$1,159,956,029	$885,138,709
Station rental revenues	16,337,246	8,477,503	9,120,280
Total revenues	1,777,569,161	1,168,433,532	894,258,989
Cost of sales	1,649,854,095	1,071,507,181	819,268,735
Gross profit	127,715,066	96,926,351	74,990,254
Selling, general, and administrative expenses	83,684,759	72,023,801	53,996,372
Depreciation and amortization	15,272,479	11,613,033	12,212,604
Gain on sales and dispositions of property and equipment, net	237,420	1,073,484	72,944
Operating income	28,995,248	14,363,001	8,854,222
Other income (expenses):
Interest expense	(11,620,036)	(7,624,287)	(8,232,808)
Change in fair value of warrant liability	(2,214,700)	(300,000)	—
Gain on derivative contracts, net	296,188	62,930	1,143,538
Income from operations before income taxes	15,456,700	6,501,644	1,764,952
Income tax (expense) benefit	(100,000)	(182,094)	128,385
Net income	$15,356,700	$6,319,550	$1,893,337

See accompanying notes.

AE Holdings Corp.

Consolidated statements of shareholders’ equity

	Shares of common stock	Common stock	Retained earnings	Accumulated other comprehensive loss	Total shareholders’ equity
Balance at December 31, 2008	190	$9,500	$21,460,425	$(1,295,000)	$20,174,925
Distribution to shareholders	—	—	(2,610,808)	—	(2,610,808)
Comprehensive income:
Net income	—	—	1,893,337	—	1,893,337
Change in pension liability	—	—	—	170,000	170,000
Total comprehensive income					2,063,337
Balance at December 31, 2009	190	9,500	20,742,954	(1,125,000)	19,627,454
Comprehensive income:
Net income	—	—	6,319,550	—	6,319,550
Change in pension liability	—	—	—	(410,000)	(410,000)
Total comprehensive income					5,909,550
Balance at December 31, 2010	190	9,500	27,062,504	(1,535,000)	25,537,004
Distribution to shareholders	—	—	(127,653)	—	(127,653)
Comprehensive income:
Net income	—	—	15,356,700	—	15,356,700
Change in pension liability	—	—	—	(1,165,000)
Change in derivative contract	—	—	—	(1,808,829)	(2,973,829)
Total comprehensive income					12,382,871
Balance at December 31, 2011	190	$9,500	$42,291,551	$(4,508,829)	$37,792,222

See accompanying notes.

AE Holdings Corp.

Consolidated statements of cash flows

	Year ended December 31
	2011	2010	2009
Operating activities
Net income	$15,356,700	$6,319,550	$1,893,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,272,479	11,613,033	12,212,604
Gain on derivative contracts, net	(296,188)	(62,930)	(1,143,538)
Accretion of asset retirement obligation	321,000	133,259	96,000
Accretion of subordinated note	945,999	212,184	212,184
Change in fair value of warrants	2,214,700	300,000	—
Gain on sales and dispositions of property and equipment, net	(237,420)	(1,073,484)	(72,944)
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(8,775,006)	(2,362,291)	(4,890,461)
Accounts receivable—affiliate	(2,419,317)	—	—
Inventories	(790,246)	(839,191)	(3,565,511)
Prepaid expenses and all other assets	(1,505,445)	439,385	694,812
Accounts payable	6,210,615	2,386,480	9,412,459
Accounts payable—affiliate	647,241	(509,295)	497,118
Accrued expenses and all other liabilities	(1,092,233)	838,359	(618,473)
Net cash provided by operating activities	25,852,879	17,395,059	14,727,587
Investing activities
Capital expenditures	(8,467,114)	(6,910,921)	(5,248,289)
Security deposit for acquisition	—	(6,268,500)	—
Net cash paid for assets acquired	(104,234,592)	—	—
Net proceeds from sales of property and equipment	10,397,415	3,143,356	1,231,092
Net cash used in investing activities	(102,304,291)	(10,036,065)	(4,017,197)
Financing activities
Net borrowings (payments) under revolving line of credit	61,204,935	(1,050,000)	(1,920,000)
Payments on senior term debt	(40,378,572)	(6,428,571)	(6,428,571)
Proceeds from issuance of senior term debt	90,000,000	—	—
Proceeds from term loan	93,000,000	—	—
Payments on term loan	(93,000,000)	—	—
Payments on subordinated debt and warrants	(33,500,000)	—	—
Distributions to shareholders	(127,653)	—	(2,610,808)
Net cash provided by (used in) financing activities	77,198,710	(7,478,571)	(10,959,379)
Net increase (decrease) in cash and cash equivalents	747,298	(119,577)	(248,989)
Cash and cash equivalents at beginning of year	799,421	918,998	1,167,987
Cash and cash equivalents at end of year	$1,546,719	$799,421	$918,998
Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$12,944,000	$6,350,000	$7,007,920
Income taxes	$209,329	$—	$—

See accompanying notes.

AE Holdings Corp.

Notes to consolidated financial statements

December 31, 2011

1.                                      Organization and nature of business

The accompanying consolidated financial statements reflect the accounts of AE Holding Corp. (Holdings or the Company) and its subsidiaries, Alliance Energy LLC, Bursaw Oil LLC and Portside LLC. The operations include the Company’s retail gasoline station operations, and sales of convenience store merchandise at certain locations, together with its gasoline distribution operations, to controlled and independent stations. The Company also acquires and leases retail gasoline station properties. Beginning during the year ended December 31, 2010 and continuing through the year ended December 31, 2011, the Company was engaged as a management company by Global Partners, LP (GLP) to manage its retail gasoline station operations (Note 12). The Company and its subsidiaries operate primarily in the Northeastern United States.

2.                                      Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value.

Financial instruments

The carrying amounts of certain of the Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable, and other accrued liabilities, approximate fair value due to their short maturities. The carrying value of the Company’s revolving line of credit and senior term debt approximate fair value due to the variable rate nature of these financial instruments. The fair values of the Company’s interest rate swaps are discussed in Note 7.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a weighted-average method for all inventories. Lower of cost or market adjustments are generally not required as the Company’s weighted-average costing approximates market value as a result of the short inventory cycle.

Accounts receivable

The Company’s accounts receivable result from sales of refined petroleum products to its customers. The majority of the Company’s accounts receivable relates to its petroleum selling activities that can generally be described as high-volume and low-margin activities. The Company’s accounts receivable balance also includes approximately $5,200,000 and $4,700,000 as of December 31, 2011 and 2010, respectively, of receivables due from various states for the reimbursement of costs associated with environmental assessment and remediation activities. These costs are reimbursable based on state regulations, and the Company reviews the costs on a regular basis to assess their collectibility. The state of Connecticut represents approximately $4,700,000 of the receivable, net of any reserves, at December 31, 2011 ($4.2 million at December 31, 2010), a significant portion of the December 31, 2011 balance is aged several years. The Company believes that the delay in payment is due to financial issues at the state level, but that the receivable at December 31, 2011 is valid and payment will ultimately be made. Based on its analysis of the receivable, the Company has not recorded significant reserves related to the potential non-payment.

The Company reviews all outstanding accounts receivable balances on a monthly basis, and records a reserve for amounts that it expects will not be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. At December 31, 2011 and 2010, substantially all of the Company’s net accounts receivable classified as current assets were less than 60 days past their invoice date. Although the Company considers its allowance for doubtful trade accounts receivable to be adequate, actual amounts could vary significantly from estimated amounts.

Property, equipment, and improvements

Property, equipment, and improvements are stated at cost. Expenditures for maintenance, repairs, and renewals are charged to expense as incurred; major improvements, which primarily include improvements of service stations, are capitalized. Depreciation is provided by charges to operations over the estimated useful lives of the assets using the straight-line method.

The estimated useful lives are as follows:

Distribution and gasoline station equipment	5 – 10 years
Buildings and stations	15 – 25 years
Furniture, fixtures, and other equipment	5 – 7 years

Goodwill and other intangibles assets

The Company records assets acquired and liabilities assumed from acquisitions based on their acquisition date fair values. The Company has made judgments both with respect to the valuation of the acquired assets and liabilities and, ultimately, in determining the value assigned to goodwill associated to acquisitions. For significant acquisitions, the Company uses independent appraisers and real estate assessments to value items such as property, equipment, and improvements, and acquired intangibles at fair value.

The Company assesses the impairment of goodwill and identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value of the asset may not be fully recoverable, and for goodwill, at least on an annual basis. The Company utilizes a discounted cash flow approach to test goodwill impairment.

The Company evaluated the carrying value of goodwill, and determined that no impairment existed as part of its annual impairment evaluation for 2011, 2010, and 2009, and no indicators of impairment were identified during any interim periods.

Long-lived assets other than goodwill

The Company evaluates its long-lived assets for impairment whenever indicators of impairment are identified. No such indicators of impairment were identified during 2011, 2010 and 2009. If indicators of impairment are present, the Company assesses impairment by comparing the undiscounted projected future cash flows from the long-lived assets to their carrying value. If the undiscounted cash flows are less than the carrying value, the long-lived assets will be reduced to their fair value.

Asset retirement obligations

The Company is required to account for the legal obligations associated with the long-lived assets that result from the acquisition, construction, development, or operation of long-lived assets. The fair value of a liability for an asset retirement obligation is recognized in the year in which it is incurred.

The associated asset retirement costs are capitalized as part of the carrying cost of the asset. The Company’s asset retirement obligations consist primarily of estimated costs of removal of underground storage tanks associated with its retail gasoline properties. The Company’s estimated fair value of asset retirement obligations as of December 31, 2011 and 2010 was approximately $981,000 and $660,000, respectively. Accretion for the three years ended December 31, 2011 was approximately $321,000, $133,000 and $96,000 respectively, and was recorded in the accompanying consolidated statements of income.

There were no material revisions to the Company’s previously recorded asset retirement obligations resulting from changes in the assumptions used to estimate the timing and amounts of the cash flows required to settle asset retirement obligations.

Environmental liabilities

The Company may, from time to time, incur certain environmental remediation expenses. The Company provides for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Estimated losses from environmental remediation obligations generally are recognized no later than upon completion of the remedial feasibility study. Loss accruals are adjusted as further information becomes available, or as circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable. No material environmental remediation obligations were recorded in the consolidated financial statements of the Company as of December 31, 2011 and 2010, except for contingent payments made subject to escrow arrangements in connection with environmental matters on acquisitions of service stations and distribution businesses from independent parties, which are accounted for as part of the Company’s purchase price allocation.

Revenue recognition

Sales relate primarily to the sale of gasoline and diesel products, and convenience store merchandise. Revenues from the sale of these products and merchandise are recognized, along with the related receivable, upon delivery, net of applicable provisions for discounts and allowances. Sales are reported net of excise and similar taxes in the consolidated statements of income. Allowances for discounts are recorded as a reduction of sales at the time of sale. Freight costs are included in cost of sales. Bad debt provisions are included in selling, general, and administrative expenses.

Station rental revenues are recognized on a straight-line basis over the term of the lease.

Advertising costs

Advertising costs are charged to expense as incurred. Advertising costs for the three years ended December 31, 2011 were approximately $393,000, $245,000 and $242,000, respectively.

Income taxes

The Company’s shareholders have elected, under Subchapter S of the Internal Revenue Code, to treat the Company as an S Corporation for federal income tax purposes.

As an S Corporation, a corporate-level tax is generally not imposed on the Company. Under Subchapter S of the Internal Revenue Code, the shareholders must each include their portion of the Company’s income in their own income for federal, and most state, income tax purposes. The Company provides for income taxes for certain states that do not recognize Subchapter S status. These taxes are provided for based upon estimated taxable income, reflecting any differences between generally accepted accounting principles and tax accounting methods under the Internal Revenue Code and state tax laws. The Company’s Subchapter S election remains in effect as of December 31, 2011. Income tax expense (benefit) for the three years ended December 31, 2011 was approximately $100,000, $182,000 and $(128,000), respectively.

Deferred income taxes are not provided by the Company because only a portion of its activities are conducted in a limited number of states that impose entity-level taxes on S Corporations, and related deferred tax assets and liabilities for these state taxes were not material at December 31, 2011 and 2010.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, notes and advances receivable, and interest rate swap agreements.

The Company provides credit, in the normal course of business, to a majority of its customer base. The Company, in certain circumstances, does require collateral. The Company performs ongoing credit evaluations of its customers, and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. Credit risk on trade receivables is minimized as a result of the broad nature of the Company’s customer base.

The Company entered into interest rate swap agreements, and is therefore exposed to credit loss in the event of nonperformance by the counterparty. The counterparties are reputable financial institutions, and nonperformance is not anticipated (Note 7).

No single customer accounted for 10% or more of sales for the years ended December 31, 2011, 2010 and 2009 or accounts receivable for either year presented.

Derivative financial instruments

Accounting and reporting standards for derivative instruments and hedging activities require the recognition of all derivative financial instruments as either assets or liabilities on the consolidated balance sheet.

Changes in the fair value of those derivatives are reported in earnings, or as a separate component of other comprehensive income (loss), depending on the use of the derivative and whether it qualifies for special hedge accounting treatment. The accounting for gains and losses associated with changes in the fair value of a derivative, and the effect on the consolidated financial statements, depends on its hedge designation, and whether the hedge is highly effective in offsetting changes in the fair value of the hedged item. The Company has historically entered into interest rate swap agreements to provide protection against increases in its variable rate borrowing options (Note 7).

Accumulated other comprehensive loss

Comprehensive income is comprised of two components, net income and other comprehensive loss. Other comprehensive loss consists of change in fair value of cash flow hedges and the effects of the minimum pension liability.

The following table shows the cumulative components of accumulated other comprehensive loss:

	December 31
	2011	2010	2009
Change in fair value of cash flow hedges	$(1,808,829)	$—	$—
Change in pension liability	(2,700,000)	(1,535,000)	(1,125,000)
	$(4,508,829)	$(1,535,000)	$(1,125,000)

Recently issued accounting pronouncements

In September 2011, the Financial Accounting Standards Board (FASB) issued an update to ASC Topic No. 350, Intangibles—Goodwill and Other, Testing for Goodwill Impairment (ASC 350). ASC 350 provides entities an option to perform a qualitative assessment to determine whether further impairment testing on goodwill is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The update was intended to simplify how an entity tests for goodwill impairment. This standard is effective for annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

In June 2011, the FASB issued ASC Topic No. 220, Comprehensive Income, which amended its guidance on the presentation of comprehensive income in financial statements to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items that are recorded in other comprehensive income. The new accounting guidance requires entities to report components of comprehensive income in either (1) a single statement of comprehensive income immediately following the income statement, or (2) a separate statement of comprehensive income immediately following the income statement. Companies will no longer be allowed to present comprehensive income on the statement of changes in shareholders’ equity. In both options, companies must present the components of net income, total net income, the components of other comprehensive income, total other comprehensive income and total comprehensive income. In addition, in December 2011, the FASB issued an amendment to the standard which defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement. The provisions of both pieces of new guidance are effective for fiscal years beginning after December 15, 2011, and will require retrospective application for all periods presented. The adoption will impact the presentation of comprehensive income, but will not otherwise impact the Company’s consolidated financial statements.

3.                                      Acquisitions and divestitures

In February 2011, the Company completed an acquisition of retail gas stations to further complement its existing gasoline business. The transaction was accounted for as a business combination. The aggregate purchase price of approximately $108,500,000 was allocated as follows: $104,500,000 to land, buildings and equipment, and $4,000,000 to customer relationship intangibles. There was no goodwill recognized as a result of the acquisition. The allocation was based on an independent appraisal as of the date of acquisition. All identifiable intangible assets are being amortized on a straight-line basis over their estimated useful lives. The estimated average useful life of the pool of customer relationships is five years.

To fund the acquisition, the Company obtained a $93,000,000 bridge loan (Term Loan B), which was repaid through proceeds from the Company’s senior secured credit agreement (Note 7). The Company incurred approximately $1,400,000 of expenses in connection with the acquisition, which were charged to selling, general and administrative expenses.

The Company may, from time to time, explore strategic alternatives for its retail gasoline sites, including possible sale.

During 2011, the Company sold ten retail gasoline sites. These sales resulted in a gain of approximately $540,000, and net proceeds of approximately $10,400,000. During 2010, the Company sold five retail gasoline sites. These 2010 sales resulted in a gain of approximately $1,451,000, and net proceeds of approximately $3,100,000. During 2009, the Company sold two retail gasoline sites. These sales resulted in a net gain of approximately $460,000, and net proceeds of approximately $1,220,000. The Company maintains continuing involvement in these sites through gasoline distribution to these retail sites on a long-term basis. The gain is included in the sales and dispositions of property and equipment caption in the accompanying consolidated statements of income, net of losses from other asset disposals in the normal course of business.

4.                                      Inventories

Inventories consist of the following:

	December 31
	2011	2010
Gasoline and diesel fuel	$7,312,862	$6,564,192
Convenience store merchandise	3,833,816	3,683,000
Lottery inventory	398,730	398,975
	$11,545,408	$10,646,167

The inventories are valued using the lower of cost or market. The weighted- average method of determining cost is used for all inventories. The Company records, as a charge to cost of goods sold, any amount required to reduce the carrying value of inventories to their net realizable sales value.

5.                                      Property, equipment and improvements

Property, equipment, and improvements consist of the following:

	December 31
	2011	2010
Distribution and gasoline station equipment	$74,127,460	$55,121,231
Land	94,263,944	45,082,613
Buildings and stations	101,447,546	70,436,739
Furniture, fixtures, and other equipment	4,078,547	3,715,744
Construction-in-process	472,264	8,341,332
	274,389,761	182,697,659
Less accumulated depreciation	70,038,622	61,927,460
	$204,351,139	$120,770,199

Depreciation expense for the three years ended December 31, 2011 was approximately $13,700,000, $10,700,000 and $11,100,000, respectively.

6.                                      Goodwill and intangible assets

The Company has classified as goodwill the cost in excess of fair value of the net assets of companies acquired in purchase transactions. The Company evaluates goodwill for impairment on an annual basis, or whenever indicators of impairment are identified.

The Company’s intangible assets include customer relationships, customer lists, and noncompetition agreements. Customer lists, which are based upon fair value at the date of acquisition, are amortized using the straight-line method over various estimated useful lives. Customer relationships and noncompetition agreements resulting from business acquisitions are amortized over the term of the respective agreements and/or the estimated useful life of the asset, using the straight-line method.

A summary of goodwill and the components of intangible assets as of December 31, 2011 and 2010 is as follows:

	December 31
	2011	2010
Goodwill	$8,960,000	$9,557,000
Customer relationships	$7,723,204	$3,776,859
Customer lists	1,135,000	1,135,000
Noncompetition agreements	1,060,000	1,060,000
	9,918,204	5,971,859
Less accumulated amortization	5,441,031	3,841,734
	$4,477,173	$2,130,125

The change in goodwill from 2010 to 2011 was from the allocation of a portion of goodwill to the gas stations that were sold during the year ended December 31, 2011.

Total amortization expense, which includes amortization of intangibles related to acquisitions, for the three years ended December 31, 2011, amounted to approximately $1,600,000, $882,000 and $1,150,000, respectively. The estimated aggregate amortization expense for each of the five succeeding years is as follows:

2012	$1,609,046
2013	1,189,624
2014	823,462
2015	789,269
2016	65,772
$4,477,173

7.                                      Debt

During February 2011, the Company amended its senior secured credit agreement (the Credit Agreement) to increase the total commitment under the facility to $180,000,000. The Credit Agreement allowed the Company to increase the total commitment up to an additional $30,000,000 if the Company was in compliance with the terms of the Credit Agreement. In December 2011, the Company increased the commitment under the Credit Agreement to $205,000,000 in order to repay its senior and junior subordinated debentures. There are two facilities under the Credit Agreement:

•                  A working capital revolving credit facility with total availability of $115,000,000. The outstanding balance at December 31, 2011 was approximately $93,175,000. Accrued interest at December 31, 2011 was approximately $111,000. The interest rate at December 31, 2011 was approximately 3.24%.

•                  A $90,000,000 term loan, which is payable in quarterly installments, plus interest through March 2015. The outstanding balance at December 31, 2011 was approximately $75,050,000. Accrued interest under the term loan at December 31, 2011 was approximately $118,000. The interest rate at December 31, 2011 was approximately 3.55%.

The Credit Agreement provides the Company with the following interest rate borrowing options (1) LIBOR plus a spread (3.24% at December 31, 2011), which is based on certain financial ratios of the Company, and (2) LIBOR Advantage plus a spread (3.24% at December 31, 2011). LIBOR Advantage allows daily draws and paydowns without any prepayment penalty.

The Credit Agreement is secured by substantially all assets of the Company. The Company is required to comply with certain financial covenants with which it was in compliance at December 31, 2011. The Credit Agreement will mature in March 2015. The Company classifies a portion of its working capital revolving credit facility as a current liability because it repays amounts outstanding and re-borrows funds based on its working capital requirements. The current portion of the working capital revolving credit facility was approximately $4,000,000 at December 31, 2011 and 2010, respectively, representing the amounts the Company expects to pay down during the course of the year.

In connection with the refinancing, the Company incurred fees of approximately $1,800,000. In accordance with ASC Subtopic No. 470-50, Modifications and Extinguishments of Debt, these fees have been accounted for as deferred financing costs and will be amortized to interest expense over the term of the Credit Agreement. In addition, the remaining unamortized deferred financing costs associated with the Company’s existing credit agreement remain capitalized and are being amortized prospectively over the term of the Credit Agreement.

Aggregate maturities of the term loan facility at December 31, 2011 are as follows:

2012	$9,000,000
2013	9,000,000
2014	9,000,000
2015	48,050,000
$75,050,000

Interest rate swaps

The Company enters into interest swap agreements (the swap) to reduce the impact of changes in interest rates on its variable rate credit agreement. The swaps effectively convert a portion of the Company’s variable rate senior debt to a fixed rate. The Company pays the counterparties the fixed rate, and receives payments based upon the variable rate. The swaps have a notional amount amortization feature that decreases by approximately $2,250,000 each quarter from the effective date to maturity.

During February 2011 and in conjunction with the refinancing of its existing senior credit facility, the Company entered into a $60,000,000 notional amount interest rate swap. During July 2011, the Company terminated its existing $45,000,000 notional amount interest rate swap for a payment of approximately $1,700,000, plus accrued interest. The Company recorded the remaining fair value upon settlement to other expense during the year ended December 31, 2011. At that time, the Company executed a new $30,000,000 notional amount interest rate swap.

The aggregated notional amount of these swaps at December 31, 2011 was approximately $80,800,000. The swaps met the criteria for hedge accounting and, as a result, all realized and unrealized gains and losses are recognized in other comprehensive income (loss). The fair value of the swaps at December 31, 2011 was a loss of approximately $1,809,000 and is classified in other long-term liabilities on the consolidated balance sheet.

8.                                      Subordinated notes payable and warrants

A summary of the terms of the interest rate swaps is as follows:

Notional amount at inception	Effective date	Maturity date	Fixed rate	Floating rate	Termination date
$45,000,000	June 19, 2008	June 17, 2013	4.620%	USD-LIBOR-BBA	July 26, 2011
$60,000,000	February 3, 2011	March 15, 2015	1.948%	USD-LIBOR-BBA	N/A
$30,000,000	July 27, 2011	March 15, 2015	1.245%	USD-LIBOR-BBA	N/A

Subordinated notes payable and detachable warrants consist of the following:

	December 31
	2011	2010
Senior subordinated note, principal due June 2015, plus quarterly interest in arrears at 14% per annum, of which 10% is payable in cash and 4% is payable in kind	$—	$24,054,001
Common stock warrants	—	1,785,300
Junior subordinated debenture, principal due July 2011, plus interest at 7%	—	3,000,000
Junior subordinated debenture, Global Petroleum Corp, a related party, principal due January 31, 2013, plus interest at 9.8%	—	1,500,000
	$—	$30,339,301

In December 2011, the Company, as part of its refinancing, paid in full its existing $25,000,000 senior subordinated note, plus accrued interest. As part of the pay off, the Company expensed approximately $750,000 of unamortized debt accretion and approximately $317,000 of bank fees. The Company paid in full its $1,500,000 junior subordinated debenture, plus accrued interest. Also, in December 2011, the Company redeemed the outstanding warrants for approximately $4,000,000. The Company recorded the change in fair value of warrants of $2,214,700 to other expenses during the year ended December 31, 2011.

9.                                      Fair value measurements

Certain of the Company’s assets and liabilities are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The FASB established a fair value hierarchy which prioritizes the inputs used in measuring fair value into the following three levels:

Level 1—Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than the quoted prices in active markets that are observable for assets or liabilities, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, and quoted prices for identical or similar assets or liabilities in inactive markets.

Level 3—Unobservable inputs based on the entity’s own assumptions.

The following table presents those financial liabilities measured at fair value on a recurring basis as of December 31, 2011:

	Total	Level 1	Level 2	Level 3
Interest rate swap	$1,809,000	$—	$1,809,000	$—

Derivative financial instruments are measured at fair value based on observable market inputs for various interest rates published by third-party leading financial news and data providers. This is observable data that represents the rates used by market participants for instruments entered into at that date; however, they are not based on actual transactions, and therefore are classified as Level 2.

10.                               Employee benefit plans

The Company has a qualified 401(k) Savings Plan and a Profit Sharing Plan that cover eligible employees. Contributions for both plans are determined annually, at the sole discretion of the Board of Directors. The Company’s discretionary matching contributions to the 401(k) Savings Plan can be equal to 50% of each employee’s contribution, up to a maximum contribution of 3% of the employee’s compensation. Matching contributions on behalf of higher-paid employees are subject to certain limitations under federal law. Employees may elect to contribute up to 25% of their compensation to the 401(k) Savings Plan for each plan year. Employee contribution percentages are subject to annual dollar limitations, which are periodically adjusted by the cost-of-living index. The Company’s contributions to the 401(k) Savings Plan for the three years ended December 31, 2011 totaled approximately $251,000,

$178,000 and $170,000 respectively, which are included in selling, general, and administrative expenses in the accompanying consolidated statements of income. There were no contributions to the Profit Sharing Plan during 2011, 2010 or 2009.

In addition, the Company has a qualified pension plan that covers substantially all employees. As of September 30, 2009, the plan was closed to new participants. The Company recognizes the overfunded or underfunded status of its defined benefit pension plan as an asset or liability in its consolidated balance sheets, and recognizes changes in that funded status through comprehensive income in the year in which such changes occur. The funded status is measured as the difference between the fair value of plan assets and the plan’s projected benefit obligation, with the projected benefit obligation including all actuarial gains and losses, prior service cost, and any remaining transition amounts. All items currently deferred are to be recognized as a component of other comprehensive income, net of taxes, if any.

The following tables set forth the pension plan’s funded status, and certain amounts recognized in the Company’s consolidated balance sheets and consolidated statements of income:

	December 31
	2011	2010
Projected benefit obligation	$8,046,528	$6,084,600
Fair value of plan assets	3,806,011	3,172,667
Underfunded status of the plan	$4,240,517	$2,911,933

	December 31
	2011	2010	2009
Accrued benefit cost	$1,534,155	$1,375,243	$1,253,643
Net periodic benefit cost	749,181	656,305	584,719
Employer contributions	590,269	534,705	349,860
Benefits paid	103,410	183,863	163,626

	December 31
	2011	2010
Accrued pension benefit cost	$1,534,155	$1,375,243
Accumulated other comprehensive loss	2,700,000	1,535,000
Net liability recognized	$4,234,155	$2,910,243

	Year ended December 31
	2011	2010	2009
Components of net periodic benefit cost
Service cost	$637,501	$536,343	$430,523
Interest cost	330,454	289,773	247,979
Expected return on plan assets	(280,528)	(213,958)	(153,663)
Amortization of transition obligation	—	1,823	1,823
Amortization of prior service cost	(147)	(147)	(147)
Recognized net actuarial loss	61,901	42,471	58,204
Net periodic benefit cost	$749,181	$656,305	$584,719

Assumptions used to determine plan financial information

The valuation of benefit obligations and net periodic pension cost uses participant-specific information such as salary, age, and years of service, as well as certain assumptions, the most significant of which include estimates of discount rates, expected return on plan assets, rate of compensation increases, interest rates, and mortality rates.

The following presents the weighted-average actuarial assumptions used in determining the Company’s defined benefit plan annual pension expense:

	2011	2010	2009
Weighted-average assumptions
Discount rate	4.5%	5.5%	6.0%
Expected return on plan assets	8.0	8.0	8.0
Rate of compensation increase	4.0	4.0	4.0

The discount rate used is the interest rate on high-quality (AA rated) corporate bonds that have a maturity approximating the term of the related obligations. The expected long-term rate of return on plan assets assumption is based on historical experience and consultation with the Company’s actuarial consultants. The current 8.0% assumption compares to the historical weighted- average compound return of 5.7% actually achieved by the plan assets. Because the plan started with a limited amount of assets, those assets were invested in mostly fixed income assets which provided a lower rate than can be expected now that the plan assets are sufficient to meet the plan’s current obligations and objective of long-term returns. At December 31, 2011, the plan assets are solely comprised of Level 1 securities.

Information on fair value of plan assets

The fundamental investment objective of the plan is to provide a rate of return sufficient to fund the retirement benefits under the plan, at a reasonable cost to the plan sponsor, Alliance. At a minimum, the rate of return should equal or exceed the discount rate assumed by the plan’s actuaries in projecting the funding cost of the plan under applicable ERISA standards. To do so, the Company’s Pension Committee (the Committee) may appoint one or more investment managers to invest all or portions of the assets of the plan in accordance with specific investment guidelines, objectives, standards, and benchmarks.

Because the Committee expects the plan’s investment income, when combined with anticipated contributions by the Company, to exceed the sum of benefit payments and expenses over the next several years, the Committee intends that the plan be managed to achieve long-term returns, with only a small percentage of the plan invested in cash.

The plan’s assets, all of which are with unrelated parties, at December 31, 2011 and 2010, by asset category, were as follows:

	December 31
	2011	2010
Fixed income securities	58.0%	59.0%
Equity securities	39.0	40.0
Cash and cash equivalents	3.0	1.0
	100.0%	100.0%

The fair values of the Company’s pension plan assets at December 31, 2011 were determined using Level 1 inputs which principally consist of quoted prices in active markets for identical assets.

Expected benefit payments and contributions

For the year ended December 31, 2011, the Company expects to contribute approximately $556,000 to the pension plan. Expected pension benefit payments for the next five fiscal years, 2012 through 2016, are approximately $211,000, $191,000, $218,000, $250,000, and $264,000. For the ensuing five years, pension benefit payments are expected to total approximately $1,654,000.

All of the Company’s prior service costs and transition amounts have been fully amortized at December 31, 2011. The Company expects to recognize approximately $127,000 of the net actuarial loss as a component of net periodic benefit cost during 2012.

11.                               Commitments and contingencies

The Company leases gasoline stations, primarily land and buildings, under operating leases expiring at various times. Future minimum payments under noncancelable operating leases, which include executed renewal options, are approximately as follows:

2012	$4,926,000
2013	4,372,000
2014	3,710,000
2015	3,060,000
2016	2,502,000
Thereafter	8,375,000
Total minimum lease payments	$26,945,000

Total rent expense for the three years ended December 31, 2011 amounted to approximately $5,079,000, $2,800,000 and $3,300,000 respectively.

The Company leases gasoline stations and certain equipment to gasoline dealers under operating leases expiring at various times. The aggregate carrying value of the leased gasoline stations and equipment at December 31, 2011 is approximately $133,746,000, net of accumulated depreciation of approximately $24,180,000.

Future minimum rental income under noncancelable operating leases associated with these properties is approximately as follows:

2012	$14,083,000
2013	8,233,000
2014	4,246,000
2015	2,691,000
2016	1,586,000
Thereafter	248,000
Total minimum rental income	$31,087,000

Total rental income, which includes reimbursement of utilities and property taxes in certain cases, for the three years ended December 31, 2011 amounted to approximately $17,800,000, $8,700,000 and $9,400,000 respectively.

The Company has minimum gasoline volume purchase requirements with various unrelated parties. These gallonage requirements are purchased at the fair market value of the product at the time of delivery. Should these gallonage requirements not be achieved, the Company may be liable to pay penalties to the appropriate supplier. As of December 31, 2011, the Company has fulfilled all gallonage commitments. The minimum volume purchase requirements are approximately as follows (summarized):

Year Ending December 31	Gallons
2012	270,200,000
2013	227,300,000
2014	184,800,000
2015	122,800,000
2016	7,900,000
Thereafter	8,000,000
821,000,000

12.                               Related party transactions

The Company, from time to time, may purchase unbranded petroleum products from GLP, a company controlled by certain shareholders of the Company, on an as-needed basis, at prevailing market prices at time of delivery. Purchases for the three years ended December 31, 2011 amounted to approximately $187,100,000, $20,100,000 and $19,800,000, respectively. Sales for the year ended December 31, 2011 include purchases of branded fuel from GLP pursuant to a franchise agreement entered into by the parties, effective March 1, 2011.

The Company entered into a Management Agreement with GLP in 2010 to manage the operations of its retail gasoline stations for an initial term continuing through September 30, 2013. GLP pays the Company a management fee of approximately $2,600,000 per year. The Company recorded approximately $2,600,000 and $800,000 in sales in the accompanying consolidated statements of income for the years ended December 31, 2011 and 2010, respectively.

GLP provides the Company with certain limited services and the right to use a portion of certain facilities. The expense for these services for the three years ended December 31, 2011 was approximately $187,000, $209,000 and $380,000, respectively.

Global Petroleum Corp. and Affiliates (GPC) (a company controlled by certain shareholders of the Company), from time to time, may issue guarantees, in the normal course of business, related to purchase commitments on behalf of the Company. The guarantees generally arise in connection with an inventory purchase obligation. The nature of such guarantees is linked to the performance of the Company in meeting its respective underlying obligations. GPC would only be called upon to perform under the guarantee in the event of a default in payment by the primary obligor (Alliance).

Additionally, the Company has general indemnity provisions in certain insurance policies for performance and surety bonding. The Company incurs and pays all fees associated with such policies and bonds. These provisions are between the Company and GPC.

13.                               Subsequent events

In November 2011, GLP entered into a contribution agreement with the Company, whereby the Company would contribute 100% of its outstanding membership interest in Alliance Energy LLC to GLP in exchange for (1) 5,850,000 common units of GLP, and (2) a cash adjustment, in accordance with the terms of the agreement. Pursuant to the contribution agreement, Alliance Energy LLC will become a wholly owned subsidiary of GLP. The transaction closed on March 1, 2012. In connection with the transaction, GLP repaid the outstanding amounts of the revolving line of credit and senior term debt.

During the first quarter of 2012, in accordance with its current debt agreement, the Company made distributions to its shareholders to cover the Company’s estimated tax liability for 2011. The total distribution amounted to approximately $1,800,000.

The Company evaluated events that occurred subsequent to December 31, 2011, for recognition or disclosure in the Company’s financial statements. The Company performed its subsequent events review through April 9, 2012, the date these financial statements were available to be issued.